Exhibit 5.1

[NATIONAL FINANCIAL PARTNERS CORP. LETTERHEAD]

August 10, 2005

National Financial Partners Corp.

787 Seventh Avenue, 11th Floor

New York, NY 10019

Re:	National Financial Partners Corp.
Registration Statement on Form S-1 (File No. 333-125940)

Ladies and Gentlemen:

I am Executive Vice President and General Counsel of National Financial Partners Corp., a Delaware corporation (the “Company”), and as such have acted as counsel for the Company in connection with the public offering by certain selling stockholders of the Company (the “Selling Stockholders”) of up to 7,353,733 shares (including 958,582 shares subject to an over-allotment option) (the “Secondary Shares”) of the Company’s common stock, par value $0.10 per share (the “Common Stock”). Of the Secondary Shares, 6,391,764 are currently issued (the “Issued Shares”) and 961,969 will be issued prior to the sale thereof upon the exercise of stock options held by certain Selling Stockholders (the “Stock Option Shares”).

In rendering the opinions set forth herein, I, or attorneys under my supervision, have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following:

(a) the registration statement on Form S-1 (File No. 333-125940) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on June 17, 2005 and Amendment No. 1 thereto filed with the Commission on August 10, 2005, including information deemed to be a part of the registration statement at the time of effectiveness pursuant to Rule 430A of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”) (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”);

(b) a specimen certificate representing the Common Stock;

(c) the Certificate of Incorporation of the Company, as amended to date;

(d) the By-Laws of the Company, as amended to date; and

(e) certain resolutions of the Board of Directors and the Pricing Committee of the Company relating to the original issuance and sale of the Secondary Shares and related matters.

I, or attorneys under my supervision, have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements,

certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, I, or attorneys under my supervision, have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

I am admitted to the bar in the State of New York, and I do not express any opinion as to any laws other than the General Corporation Law of the State of Delaware. Insofar as the opinions expressed herein relate to matters governed by laws other than those set forth in the preceding sentence, I have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

1. The Issued Shares have been validly issued and are fully paid and nonassessable.

2. Assuming the due and proper exercise of the stock options in accordance with the terms thereof, the Stock Option Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Douglas W. Hammond

Douglas W. Hammond